As filed with the Securities and Exchange Commission on April 21, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AVANIR Pharmaceuticals

(Exact name of Registrant as specified in its charter)

California	33-0314804
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11388 Sorrento Valley Road, San Diego, California 92121 (858) 622-5200
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

Gregory P. Hanson
Chief Financial Officer and Secretary
11388 Sorrento Valley Road, San Diego, California 92121
(858) 622-5200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Stephen C. Ferruolo
Ryan A. Murr
Heller Ehrman LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, California 92122-1246
Telephone: (858) 450-8400
Facsimile: (858) 450-8499

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Number of Shares to	Proposed Maximum	Amount of
Securities to be Registered	be Registered (1)	Aggregate Offering Price(2)	Registration Fee (2)
Class A common stock, no par value, and associated rights	2,000,000	$5,140,000	$605

(1)	The shares of Class A common stock offered hereby shall, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), also be deemed to cover additional securities to be offered to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)	Estimated in accordance with Rule 457(c) under the Securities Act, solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act, and based upon the closing stock price of $2.57 per share, as reported on the American Stock Exchange on April 18, 2005.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 21, 2005

PROSPECTUS

AVANIR Pharmaceuticals

2,000,000 Shares

Class A Common Stock

     This prospectus may be used only in connection with the resale, from time to time, of up to 2,000,000 shares of our Class A common stock, no par value, by IriSys, Inc., or IriSys. Information on IriSys, and the times and manner in which it may offer and sale shares of our Class A common stock under this prospectus, is provided in this prospectus under the captions “Selling Security Holder” and “Plan of Distribution.” We will not receive any proceeds from the sale of these shares.

     Our address is 11388 Sorrento Valley Road, San Diego, California 92121, and our telephone number is (858) 622-5200.

     Our Class A common stock trades on the American Stock Exchange under the symbol “AVN.” On April 20, 2005, the closing price for our Class A common stock, as reported on the American Stock Exchange, was $2.59 per share.

Investing in our Class A common stock involves certain risks. See “Risk Factors” beginning on Page 1 of this prospectus and “Risk Factors That Might Affect Future Operations” in the documents incorporated by reference into this prospectus for certain risks you should consider. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS SUMMARY

     This prospectus relates to the resale of up to 2,000,000 shares of our Class A common stock by IriSys, Inc., as described under the caption “Selling Security Holder.” The shares were issued to IriSys in connection with our acquisition of certain assets from IriSys pursuant to an Asset Purchase Agreement, dated as of March 8, 2005. Gerald J. Yakatan, Ph.D., is the majority shareholder of IriSys and also serves as our president and chief executive officer. IriSys may sell the shares covered by this prospectus in the open market at prevailing market prices or in private transactions at negotiated prices. IriSys may sell the shares directly or may sell them through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from IriSys or from the purchasers, and this compensation may be in excess of the compensation customary in the type of transaction involved. See the section of this prospectus entitled “Plan of Distribution.”

     We will not receive any proceeds from the sale of the shares offered under this prospectus.

RISK FACTORS

     Investing in our securities involves significant risk, including the specific risks identified under the caption “Risk Factors That Might Affect Future Operations” in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q incorporated by reference into this prospectus. Before you invest in our securities, you should carefully consider those risks and uncertainties, together with all of the other information contained in this prospectus and any prospectus supplement. If any of those risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially harmed. Additional risks and uncertainties of which we are unaware or that we currently believe are immaterial could also materially harm our business, financial condition or results of operations. In any case, the trading price of our Class A common stock could decline, and you could lose all or part of your investment. See also “Note Regarding Forward-Looking Statements.”

NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference forward-looking statements that involve risks and uncertainties. The statements contained or incorporated by reference in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements include, without limitation, statements regarding our projections, expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to us as of the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We assume no obligation to update any such forward-looking statements, except to the extent as may be required by law. Our actual results may differ materially from those discussed in the forward-looking statements as a result of many factors, including, without limitation, those factors identified under the caption “Risk Factors That Might Affect Future Operations” in the documents incorporated by reference into this prospectus. In evaluating our business, prospective investors should carefully consider these factors in addition to the other information set forth in this prospectus and incorporated herein by reference.

USE OF PROCEEDS

     IriSys, as the selling security holder, will receive all of the proceeds from the sale of the shares offered under this prospectus. We will not receive any proceeds from this offering.

SELLING SECURITY HOLDER

     On March 8, 2005, we entered into an Asset Purchase Agreement with IriSys, pursuant to which we acquired certain assets from IriSys in exchange for $1,925,000 in cash and 2,000,000 shares of our Class A common stock. The shares include 1,742,751 shares issued to IriSys upon the closing of the asset acquisition and 257,249 shares that are being held in escrow under the Asset Purchase Agreement to satisfy indemnification claims that may arise on or before March 8, 2006. Gerald J. Yakatan, Ph.D., our President and Chief Executive Officer, is currently the majority shareholder of IriSys.

     The table below presents information as of April 20, 2005 regarding IriSys’s holdings of our securities and the shares that IriSys may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by IriSys. Although we have assumed for purposes of the table below that IriSys will sell all of the shares offered by this prospectus, no assurances can be given as to the actual number of shares that will be sold. Information concerning IriSys’s holdings of our securities may change from time to time and, to the extent required under the Securities Act, we will present any changed information in a supplement to this prospectus as necessary.

     The applicable percentages of ownership are based on an aggregate of approximately 107,474,586 shares of our Class A common stock issued and outstanding on April 20, 2005.

	Shares Beneficially			Shares Beneficially
	Owned		Number of Shares	Owned
	Prior to Offering		Being Offered	After Offering
Name	Number	Percent		Number	Percent

IriSys, Inc. (1)	2,000,000	1.9%	2,000,000	—	—

(1)	Represents 1,742,751 shares held of record by IriSys, plus 257,249 shares beneficially owned by IriSys but subject to the escrow arrangement described above, and excludes any other shares beneficially owned by Dr. Yakatan.

PLAN OF DISTRIBUTION

     IriSys may, from time to time, sell any or all of its shares of our Class A common stock offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. IriSys may use one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	an agreement between a broker-dealer and IriSys to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of the foregoing methods of sale; and

•	any other method permitted pursuant to applicable law.

     IriSys may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Subject to applicable law, IriSys may also engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. IriSys may also enter into hedging transactions with broker-dealers or financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our Class A common stock in the course of hedging the positions they assume with IriSys. IriSys may also enter into options or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell under this prospectus (as supplemented or amended to reflect such transaction).

     Broker-dealers engaged by IriSys may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from IriSys (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. These commissions and discounts may exceed what is customary in the types of transactions involved. Any profits on the resale of shares of our Class A common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by IriSys. IriSys may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

     IriSys may, from time to time, pledge or grant a security interest in some or all of the shares of our Class A common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of our Class A common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     IriSys may also transfer the shares of our Class A common stock in other circumstances, in which case the transferees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling stockholders to include the transferees, donees or other successors in interest as selling stockholders under this prospectus. If a transferee, donee or other successor in interest intends to sell 500 or fewer shares, then we do not have to and may not file a prospectus supplement.

     IriSys and any broker-dealers or agents that are involved in selling the shares of our Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of our Class A common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares of our Class A common stock, including the fees and expenses of counsel to IriSys, up to $5,000. Subject to certain limitations, we have agreed to indemnify IriSys, its affiliates and its transferees who are affiliates, against certain losses, claims, damages, liabilities, and expenses, including liabilities under the Securities Act.

     IriSys has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of our Class A common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of our Class A common stock by IriSys. If we are notified by IriSys that any material arrangement has been entered into with a broker-dealer for the sale of shares of our Class A common stock, if required, we will file a supplement to this prospectus. If IriSys uses this prospectus for any sale of the shares of our Class A common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

     In the event of a “distribution” of its shares of our Class A common stock, IriSys, any selling broker-dealer and any “affiliated purchasers” may be subject to Regulation M under the Exchange Act, which prohibits, with certain exceptions, any such person from bidding for or purchasing any security that is the subject of such distribution until such person’s participation in the distribution is completed. We have notified IriSys that the anti-manipulation rules of Regulation M under the Exchange Act may apply to its sales of our Class A common stock in the market.

LEGAL MATTERS

     The legality of the issuance of the Class A common stock being offered hereby has been passed upon by Heller Ehrman LLP, San Diego, California.

EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from Avanir Pharmaceuticals’ Annual Report on Form 10-K for the year ended September 30, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended December 31, 2004 and 2003 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because the report is not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is completed:

•	Our Annual Report on Form 10-K for the year ended September 30, 2004;

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2004;

•	Our Current Reports on Form 8-K filed with the SEC on December 21, 2004, January 19, 2005, March 14, 2005, March 23, 2005 and April 6, 2005; and

•	The description of our Class A common stock contained in our registration statement on Form 8-A (File No. 001-15803) filed on April 5, 2000, and as amended April 13, 2000.

     Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Avanir Pharmaceuticals, 11388 Sorrento Valley Road, San Diego, California 92121, Attention: Chief Financial Officer, telephone: (858) 622-5200. We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the SEC’s website at www.sec.gov, as well as at our website at www.avanir.com. You may also read and copy, at prescribed rates, any document we file with the SEC at the Public Reference Room of the SEC located at 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the SEC’s Public Reference Room.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Amended and Restated Articles of Incorporation eliminate the personal liability of directors to the fullest extent permitted by the California Corporations Code. Additionally, our bylaws provide that we shall fully indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Our bylaws authorize the board of directors to provide these same indemnification rights to other agents of the corporation. We have also obtained liability insurance for our officers and directors and have entered into indemnification agreements with our directors and certain officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

* * *

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

Securities and Exchange Commission registration fee	$605
Legal fees and expenses	$10,000
Accounting fees	$5,000

Total:	15,605

Item 15. Indemnification of Officers and Directors.

     The registrant’s Amended and Restated Articles of Incorporation (the “Articles”) provide that, to the extent permitted by applicable law, the registrant’s directors shall not be personally liable to the registrant or its shareholders for monetary damages for any breach of fiduciary duty as directors of the registrant. The Articles eliminate the personal liability of directors to the fullest extent permitted by the California Corporations Code and, together with the registrant’s Bylaws (the “Bylaws”), provide that the registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The registrant has also obtained liability insurance for its officers and directors and has entered into indemnification agreements with its directors and certain officers.

Item 16. Exhibits.

     The following documents are filed herewith (unless otherwise indicated) and made a part of this registration statement.

Exhibit
number	Description

5.1	Opinion of Heller Ehrman LLP
15.1	Letter on Unaudited Interim Financial Information
23.1	Consent of Heller Ehrman LLP (filed as part of Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature page)

Item 17. Undertakings.

     A. The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions, described under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

* * *

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of San Diego, state of California, on April 21, 2005.

AVANIR PHARMACEUTICALS

By:	/s/ Gerald J. Yakatan, Ph.D.

Gerald J. Yakatan, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gerald J. Yakatan, Ph.D. and Gregory P. Hanson, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Gerald J. Yakatan, Ph.D. Gerald J. Yakatan, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	April 21, 2005
/s/ Gregory P. Hanson, CMA Gregory P. Hanson, CMA	Vice President, Finance; Chief Financial Officer; and Secretary (Principal Accounting and Financial Officer)	April 21, 2005
/s/ Charles A. Mathews Charles A. Mathews	Director, Chairman of the Board	April 21, 2005
/s/ Stephen G. Austin, CPA Stephen G. Austin, CPA	Director	April 21, 2005
/s/ Dennis J. Carlo, Ph.D. Dennis J. Carlo, Ph.D.	Director	April 21, 2005
/s/ Harold F. Oberkfell Harold F. Oberkfell	Director	April 21, 2005
/s/ Kenneth E. Olson Kenneth E. Olson	Director	April 21, 2005
/s/ Dennis G. Podlesak Dennis G. Podlesak	Director	April 21, 2005
/s/ Jonathan T. Silverstein Jonathan T. Silverstein	Director	April 21, 2005
/s/ Paul G. Thomas Paul G. Thomas	Director	April 21, 2005

AVANIR PHARMACEUTICALS
EXHIBIT INDEX

Exhibit
number	Description

5.1	Opinion of Heller Ehrman LLP
15.1	Letter on Unaudited Interim Financial Information
23.1	Consent of Heller Ehrman LLP (filed as part of Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature page)